Exhibit 3.1015
[STAMP]
ARTICLES OF INCORPORATION
OF
WEST COUNTY RESOURCE RECOVERY, INC.
I
     The name of this corporation is WEST COUNTY RESOURCE RECOVERY, INC.
II
     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
III
     The name and address in the State of California of this corporation’s initial agent for service of process is: Richard E. Norris, 3260 Blume Drive, Suite 200, Richmond, California.
IV
     This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 100,000.
Dated: December 13, 1989

/s/ Dennis Varni
DENNIS VARNI

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and dead.

/s/ Dennis Varni
DENNIS VARNI

DECLARATION
          I declare that I am the person whose name is subscribed below, that I have executed these Articles of Incorporation of West Contra Costa Energy Recovery Company, and that this instrument is my act and deed.
          Executed this 29th day of November, 1982, at San Francisco, California.

/s/ Donald E. Burns
Donald E. Burns